Exhibit 99.22

DEBT PURCHASE AGREEMENT

This DEBT PURCHASE AGREEMENT (“Agreement”) is dated the 23rd day of April, 2015 and made effective as of the “Effective Date” (as hereinafter defined), by and between MINERA DEL NORTE, SA. DE CV, a Mexican corporation (the “Creditor”), and MEXICANS & AMERICANS TRADING TOGETHER, INC., a Delaware corporation (the “Purchaser”) with respect to the debt of MEXICANS & AMERICANS THINKING TOGETHER–FOUNDATION, INC., a Delaware non-profit corporation, and signatory hereto (the “Debtor”). The Creditor and the Purchaser are sometimes hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Debtor and Creditor are parties to that certain Lending Commitment (the “Lending Agreement”), Security Agreement and Secured Promissory Note, each dated as of April 25, 2012, (collectively, with the Lending Agreement the ’Loan Documents”), pursuant to which Debtor is indebted to the Creditor for amounts borrowed thereunder; and

WHEREAS, Purchaser desires to acquire from Creditor, and Creditor desires to sell, transfer and assign to Purchaser, subject to the terms and conditions hereinafter set forth, the Loan Documents, and the Outstanding Indebtedness (hereinafter defined) whether evidenced by Secured Promissory Note(s) or evidenced on the books and records of the Creditor (the “Purchased Debt”) for the consideration set forth herein (the “Acquisition”);

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, each intending to be legally bound, do hereby agree as follows:

1.           Recitations. The recitations set forth in the preamble of this Agreement are true and correct and are incorporated herein by this reference.

2.           Sale of Purchased Debt.

(a)           Items Constituting the Purchased Debt. The Purchased Debt consists of amounts payable, due and owing from the Debtor to the Creditor under the terms of the Loan Documents, which amounts include outstanding principal and accrued and unpaid interest, if any. As of the Effective Date, the aggregate outstanding amount due and owing to Creditor is $1,450,000.00 (the “Outstanding Indebtedness”). Creditor shall maintain possession and control of the original instruments evidencing the Purchased Debt until the Purchase Price for the Purchased Debt is paid in full and received by the Creditor as hereby contemplated.

(b)           Sale of Purchased Debt. Effective as of the Effective Date, and subject to the terms and conditions set forth in this Agreement, the Creditor hereby sells, grants, transfers, conveys and assigns to the Purchaser, for the consideration set forth herein, all right, title and interest of the Creditor in and to Loan Documents and the Outstanding Indebtedness (including, without limitation, the right to bring legal action against the Debtor with respect to the Purchased Debt); and Purchaser hereby accepts such assignment and assumes all of Creditor’s duties and obligations under the Loan Documents and agrees to pay, perform and discharge all of the obligations of Creditor under the Loan Documents accruing on and after the Effective Date.

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3.           Purchase Price. The total purchase price for the Purchased Debt (the “Purchase Price”) shall be $1,450,000.00, and shall be paid by the Purchaser to the Creditor on or before December 31, 2015 in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Creditor to Purchaser, or by any other means that Purchaser and Creditor mutually agree before the payment date. From the Effective Date, until the Purchase Price is paid in full, the Purchase Price will bear interest at the annual rate of 5%.

4.           Cooperation. Creditor will furnish Purchaser with all reasonably requested documentation and evidence in Creditor’s possession supporting the Purchased Debt, and reasonably cooperate in providing any other information in Creditor’s possession and taking any other reasonable and lawful action that Purchaser deems reasonably necessary or appropriate to consummate the Acquisition. Upon Purchaser’s reasonable request, Creditor shall duly execute and deliver, or shall cause to be duly executed and delivered, to Purchaser such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the reasonable opinion of Purchaser to effectuate the intent and purpose of, and to carry out the terms of, this Agreement, and to cause Purchaser to become the legal and beneficial owner of the Purchased Debt.

5.           Representations, Warranties and Covenants of the Creditor. Creditor hereby represents, warrants and covenants to Purchaser as follows:

(a)           The Outstanding Indebtedness is a bona fide outstanding claim against Debtor, and is an enforceable obligation arising in the ordinary course of business, for goods and/or services rendered to Debtor by Creditor in good faith. The Outstanding Indebtedness is currently due and owing and is payable in full.

(b)           Neither the Outstanding Indebtedness nor any of the Loan Documents are subject to dispute. Creditor has not received any written notice from Debtor or any other person challenging or disputing the Outstanding Indebtedness nor any of the Loan Documents, or any portion thereof, and Debtor is unconditionally obligated to pay the full amount of the Outstanding Indebtedness, without defense, counterclaim or offset.

(c)           Creditor is the sole owner of the Purchased Debt, free and clear of all liens, encumbrances and rights of third parties, except as created by this Agreement. Creditor has all necessary power and authority to: (i) execute, deliver and perform all of its obligations under this Agreement; and (ii) sell, convey, transfer and assign the Purchased Debt to Purchaser.

(d)           Creditor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Creditor have been duly authorized by all requisite action on the part of Creditor. This Agreement has been duly executed and delivered by Creditor and constitutes the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

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(e)           Creditor will immediately advise Purchaser if any of the foregoing representations and warranties cease to be fully true and accurate at any time up to and including the date of the closing of the Acquisition.

6.           Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Creditor as follows:

(a)           Purchaser has all necessary power and authority to: (i) execute, deliver and perform all of its obligations under this Agreement; and (ii) purchase and accept the Purchased Debt from Creditor.

(b)           The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser.

7.           Fees and Expenses. Except for fees that may be included in the Purchase Price, and except in the event of a default hereunder, each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Creditor understands that Purchaser shall not be liable for any commissions, selling expenses, orders, purchases, contracts, taxes, withholding, or obligations of any kind resulting from or arising out of the Acquisition.

8.           Indemnification. Creditor agrees to indemnify and hold Purchaser and its officers, directors, employees, agents and controlling persons harmless from and against any and all losses, claims, damages, costs expenses and liabilities, including without limitation, reasonable attorneys’ fees and expenses, which result from Creditor’s material breach of any of Creditor’s representations, warranties, covenants or agreements set forth herein; provided, however, that Creditor shall not be required to make any indemnification that would violate Section 10.

9.           Choice of Law. This Agreement shall be governed by and construed according to the laws of the State of Texas, without giving effect to its choice of law principles.

10.           Limitation of Damages. Except as otherwise provided below, each of the Parties hereby waives any right which it may have to claim or recover any incidental, special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Notwithstanding anything in this Agreement to the contrary, Purchaser’s only liability under this Agreement for any breach or default by Purchaser hereunder shall be limited to a return of the Purchased Debt to Creditor. Creditor’s only liability under this Agreement for a breach or default by Creditor hereunder, or for any other reason, shall be to return any Purchase Price received by Creditor in exchange for a full re-assignment of the Purchased Debt back to Creditor in the manner required by this Agreement.

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11.           Notices. All notices under this Agreement shall be in writing, and may be delivered by hand, sent by overnight delivery by a nationally recognized overnight courier service or by registered mail, return receipt requested. Notices delivered by hand shall be effective upon receipt. Notices sent by courier or mail shall be deemed received on the date of receipt indicated by the return verification provided by the U.S. postal service or the records of the courier service. Notices shall be given or sent to the parties at the addresses set forth on the signature page of this Agreement, or to such other address as either party may designate in writing in a notice complying with this Section 11.

12.           Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Parties, or, in the case of a waiver, by the Party against whom enforcement of such waiver is sought. No waiver of any default shall be deemed to be a continuing or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

13.           Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

14.           Successors and Assigns; No Third Party Beneficiaries. Neither Party may assign any of its rights under this Agreement without the prior written consent of the other Party. The other Party shall not unreasonably withhold or delay its consent. This Agreement is intended for the benefit of Creditor and Purchaser and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

15.           Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire agreement and understanding of the Parties, and supersedes all prior and contemporaneous agreements, letters, discussions, communications and understandings, both oral and written, concerning the sale, transfer, conveyance and assignment of the Purchased Debt, which the Parties acknowledge have been merged into this Agreement.

16.           Signature. This Agreement may be executed in counterparts and by facsimile, portable document format or other electronic means, each of which shall constitute an original and all of which when taken together shall constitute one document.

17.           Survival. Except for the express representations and warranties made by the Parties in this Agreement, the sale, conveyance, and assignment of the Purchased Debt is made AS IS, WHERE IS and WITH ALL FAULTS, and is subject to no other representations or warranties of any nature or kind, express or implied. The express representations and warranties of the Parties made herein shall survive for a period of ninety (90) days following the payment of the Purchase Price (the “Survival Period”). No action based upon or arising in any way out of an alleged breach of such express representations and warranties may be brought by either Party after the expiration of the Survival Period.

18.           Effective Date. The “Effective Date” hereunder shall mean the last date when the Agreement becomes fully executed by the Creditor and the Purchaser and is consented to by the Debtor.

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19.           Acknowledgement of Joint Representation. EACH PARTY UNDERSTANDS AND AGREES THAT BURLESON LLP (“BURLESON”) PREPARED THIS AGREEMENT UNDER THE JOINT INSTRUCTION OF THE PARTIES AND EACH PARTY WAIVES ANY CONFLICTS OF INTEREST OR OTHER CLAIMS AGAINST BURLESON WITH RESPECT TO THE PREPARATION OF THIS AGREEMENT. EACH PARTY UNDERSTANDS THAT THE INDIVIDUAL INTERSTS AND OBJECTIVES OF EACH OF THE PARTIES ON CERTAIN ISSUES MAY BE, OR MAY BECOME, INCONSISTENT WITH THE INTERSTS AND OBJECTIVES OF EACH OTHER.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

PURCHASER:
MEXICANS & AMERICANS TRADING TOGETHER, INC.

By:	/s/ Andres Gonzalez Saravia Coss
Name:	Andres Gonzalez Saravia Coss
Title:	President
Address:	5150 N. Loop 1604 W. San Antonio, Texas 78249

CREDITOR:
MINERA DEL NORTE, SA. DE CV

By:	/s/ Gustavo Adolfo Madero Ucero
Name:	Gustavo Adolfo Madero Ucero
Title:	Legal Representative
Address:	Campos Eliseos 29, 6th floor, Mexico City, 11580

Signature Page

CONSENT OF DEBTOR

Debtor hereby consents to the sale, transfer, conveyance and assignment of the Purchased Debt, including the Outstanding Indebtedness from the Creditor to the Purchaser pursuant to this Agreement.

DEBTOR:
MEXICANS & AMERICANS THINKING TOGETHER–FOUNDATION, INC.

By:	/s/ Andres Gonzalez Saravia Coss
Name:	Andres Gonzalez Saravia Coss
Title:	President
Address:	329 Old Guilbeau St. San Antonio, Texas 78204

Consent of Debtor